News Release

For: IMMEDIATE RELEASE

Date: August 26, 2005

Contact: Charles S. Howard, President & CEO

-or- David A. Meinert, EVP & CFO

Phone: (641) 673-8448

MidWestOne Financial Group Announces

Expansion Into Quad Cities

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc., a financial holding company headquartered in Oskaloosa, Iowa, has finalized plans to open a banking location in the Davenport/Bettendorf area of the Quad Cities.

Although MidWestOne Financial Group currently owns four banks, MidWestOne Bank & Trust, Central Valley Bank, Pella State Bank and MidWestOne Bank, they will be consolidated under the MidWestOne Bank name effective January 1, 2006. When the transition is complete, 19 banking locations will be available to all customers. Charles Howard, MidWestOne Financial Group's CEO, conveyed, "The consolidation will create an even stronger brand identity, allowing us to expand into new markets, like the Quad Cities. Also, it will position our company for future growth opportunities, such as opening additional branches in existing markets."

The office opening in the Quad Cities will operate under the MidWestOne Bank name. Brian Cornwell, an established Quad Cities' banker, has been hired as the Market President. Mr. Cornwell expressed that plans are moving quickly and a temporary location will be opened by the end of the year. After that is completed, he will lead the initiative to finalize plans for a permanent facility, a full-service branch opening in 2006.

MidWestOne Financial Group, with over $650 million in assets, is always searching for growth opportunities. Mr. Howard said, "Expanding into the Quad Cities fits perfectly into our company's strategic plan and we believe Brian will excel as our Market President in this area. With nearly twenty years lending experience in the Quad Cities, he possesses the skills required to start a new location in an ever-growing city. Additionally, his dedication to the local communities fits in with the community-oriented focus that is so important to MidWestOne."

MidWestOne Financial Group's bank subsidiaries offer financial services in the following Iowa communities: Oskaloosa, Belle Plaine, Burlington, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo. MidWestOne Investment Services, Inc. offers investment brokerage services in Pella, Burlington, Oskaloosa and Sigourney, IA. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol "OSKY." The Company's web site can be found at www.midwestonefinancial.com.

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